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                                                                     EXHIBIT 2.1

           AMENDMENT NO. 2 (INCLUDING CONSENT AND WAIVER) TO AGREEMENT
                               AND PLAN OF MERGER

         AMENDMENT NO. 2 (including Consent and Waiver) dated as of July 17, 2003 (this "AMENDMENT") to the Agreement and Plan of Merger, dated as of March 27, 2003 (the "ORIGINAL MERGER AGREEMENT"), by and among Netro Corporation, a Delaware corporation, SR Telecom Inc. ("PARENT"), a corporation organized under the Canada Business Corporations Act, and Norway Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent, as previously amended by Amendment No. 1 to the Original Merger Agreement, dated as of May 5, 2003 (the Original Merger Agreement as so amended by such Amendment No. 1, the "AGREEMENT").

                                    RECITALS

         WHEREAS, pursuant to Section 11.03 of the Agreement, the parties to the Agreement desire to amend the Agreement as set forth in this Amendment.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Amendment and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                    AGREEMENT

         SECTION 1. Defined Terms; References. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall, after this Amendment becomes effective, refer to the Agreement as amended by this Amendment.

         SECTION 2. Amendment to the Agreement. The Agreement shall be amended as follows:

         (a) Section 5.05(b) of the Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

                           Except as set forth in this Section 5.05 and for changes since the close of business on March 24, 2003 resulting from (x) the exercise of stock options or the grant of stock based compensation to directors or employees and (y) the issuance and sale of up to 5,280,000 units (each a "Unit" and, collectively, the "Units") at a purchase price of C$0.85 per Unit, each Unit comprised of one share of Parent Stock and one-half of one warrant (each whole warrant to purchase one share of Parent Stock at C$1.00 per share), pursuant to the Agency Agreement to be dated on or about July 18, 2003 between the Company and TD Securities Inc. and CIBC World Markets Inc., and from the exercise of such warrants, there are no outstanding (i)

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                           shares of capital stock or voting securities of
                           Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in Parent or
                           (iii) options or other rights (including preemptive rights) to acquire from Parent or other obligation of Parent to issue, deliver, or sell or cause to be issued, delivered or sold, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in Parent.

         (b) The phrase "unless Parent shall have otherwise consented in writing" in the first sentence of Section 7.01 of the Agreement is hereby deleted and replaced with the phrase "unless the Company shall have otherwise consented in writing".

         SECTION 3. Consent and Waiver. The Company hereby consents to the issuance and sale by Parent of the Parent Stock and warrants referred to in clause (y) of the first sentence of Section 5.05(b) of the Agreement, as amended by this Amendment, and the Company expressly waives the application of all covenants of Parent set forth in Section 7.01 of the Agreement applicable thereto.

         SECTION 4. Representations of Each Party. Each party represents and warrants that (i) the execution, delivery and performance of this Amendment by such party have been duly authorized by all necessary corporate action and (ii) this Amendment constitutes a valid and binding agreement of such party.

         SECTION 5. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof

         SECTION 6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflict of law principles.

         SECTION 7. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         SECTION 8. Severability. If any term or other provision of this Amendment is invalid, illegal or unenforceable, all other provisions of this Amendment shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                         NETRO CORPORATION

                                         By:  /s/ Sanjay K. Khare
                                             -----------------------------------
                                             Name: Sanjay K. Khare
                                             Title: Chief Financial Officer

                                         SR TELECOM INC.

                                         By:  /s/ Pierre St. Arnaud
                                             -----------------------------------
                                             Name: Pierre St. Arnaud
                                             Title: President and Chief
                                                    Executive Officer

                                         By:  /s/ David Adams
                                             -----------------------------------
                                             Name: David Adams
                                             Title: Senior Vice President,
                                                    Finance & Chief Financial
                                                    Officer

                                         NORWAY ACQUISITION CORPORATION

                                         By:  /s/ Pierre St. Arnaud
                                             -----------------------------------
                                             Name: Pierre St. Arnaud
                                             Title: President

                                         By:  /s/ David Adams
                                             -----------------------------------
                                             Name: David Adams
                                             Title: Vice President

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